Exhibit 10.1

*** Certain portions of this exhibit that include immaterial and confidential information have been omitted. ***

AMENDMENT TO

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of May 19, 2025 (the “Amendment Effective Date”), between UNIFI MANUFACTURING, INC., a North Carolina corporation (“Seller”), and ENOVUM NC-1 BIDCO, LLC, a Delaware limited liability company (“Buyer”) (Buyer and Seller are referred to herein individually as a “Party” and, together, as the “Parties”).

WITNESSETH:

WHEREAS, Seller and ENOVUM DATA CENTERS CORP., a Canadian corporation (“Original Buyer”) entered into that certain Real Estate Purchase and Sale Agreement (the “Agreement”) dated April 10, 2025. Unless otherwise provided herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Agreement, and all references herein to the Agreement shall mean the Agreement as hereby amended;

WHEREAS, Original Buyer assigned all of its right, title and interest as Buyer under the Agreement to Buyer, and Buyer assumed all of Original Buyer’s obligations as Buyer under the Agreement, pursuant to that certain Assignment of Real Estate Purchase and Sale Agreement dated May 16, 2025 (the “Assignment”). In accordance with Section 9.3 of the Agreement, the Assignment did not release Original Buyer of its obligations under the Agreement.

WHEREAS, Section 13 of the Agreement states that the obligation of the Buyer to close the transactions contemplated by the Agreement are conditioned on the receipt of an Energy Study from Duke Energy verifying that within four (4) years from the Closing Date, Duke Energy will be able to supply 100 megawatts to the Property (the “Energy Study Contingency”);

WHEREAS, Buyer has received a draft Letter Agreement for the Purchase of Electric Power dated May 16, 2025 (the “Letter Agreement”) whereby Duke Energy has agreed to use commercially reasonable efforts to achieve 24 megawatts of service to the Property by September 1, 2025, 40 megawatts of service to the Property by April 1, 2026 and 99 megawatts of service to the Property within four (4) years of the effective date of the Letter Agreement, subject to the terms set forth in the Letter Agreement;

WHEREAS, Buyer has represented that the Energy Study Contingency has not been satisfied; and

WHEREAS, Buyer has requested certain modifications to the Agreement before it will agree to waive the Energy Study Contingency, and Seller has agreed to make such modifications in exchange for Buyer waiving the Energy Study Contingency, proceeding to Closing on May 20, 2025, and agreeing to certain other modifications, all of which agreed to modifications are set forth in this Amendment.

NOW, THEREFORE, for and in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Schedule 1.2. Schedule 1.2 of the Agreement is amended to indicate that item 388 (AIR COMPRESSOR, 350-HP, 1600-CFM, 100-PSIG, SKID MOUNT, TOTALLY ENCLOSED, W/ 2010 INGERSOLL-RAND NVC2400A40N AIR DRYER, 2000-CFM AT 200-PSIG, S/N 508005) is Excluded rather than Included.

2. Purchase Price/Earnout.

(a) Section 2 of the Agreement is amended to indicate that the Purchase Price shall be Forty Five Million and no/100 Dollars (USD $45,000,000.00).

(b)	A new Section 2.4 is added which reads as follows:

2.4

Promptly after the Closing Date, Buyer shall use commercially reasonable efforts to obtain as promptly as possible an Electric Services Agreement (an “ESA”) with Duke Energy which provides for at least 99 megawatts of service to the Property to be provided within two (2) years of the Closing Date (as defined herein). Buyer further agrees that Seller shall be entitled to communicate directly with Duke Energy concerning the foregoing and shall provide to Duke Energy whatever authorization Duke Energy may require to allow direct communications between Seller and Duke Energy. Buyer and Seller agree that they will cooperate with each other in all reasonable respects with the efforts of Buyer to obtain increased electrical capacity for the Property from Duke Energy. Seller will not take any action that would hamper or interfere with the efforts of Buyer to obtain increased electrical capacity at any time; provided, however, that Seller taking action to procure electrical capacity for Seller’s other facilities shall not be considered a violation of this obligation.

2.4.1

Buyer agrees that if either (A) Buyer defaults in its obligations to use commercially reasonable efforts as set forth in the preceding paragraph, or (B) by no later than two (2) years after the Closing Date: (i) Duke Energy provides an ESA on commercially reasonable terms without unreasonable infrastructure costs requiring contribution from Buyer and pricing consistent with comparable filed rates that similarly situated data center electric customers would accept for the provision of 99 megawatts to the Property within such two (2) year period of the Closing Date; or (ii) the Property is actually receiving 99 megawatts, Buyer shall pay to Seller the amount of Eight Million and No/100 Dollars (USD $8,000,000.00) within thirty (30) days after the occurrence of any of (A) through (B) above.

2.4.2

Buyer agrees that if neither of the events described in (A) or (B) of Section 2.4.1 occurs within the two (2) year period immediately following the Closing Date, and thereafter but not later than three (3) years after the Closing Date (x) Duke Energy provides an ESA on commercially reasonable terms without unreasonable infrastructure costs requiring contribution from Buyer and pricing consistent with comparable filed rates that similarly situated data center electric customers would accept for the provision of 99 megawatts to the Property within three (3) years of the Closing Date; or (y) the Property is actually receiving 99 megawatts,

Buyer shall pay to Seller the amount of Five Million and No/100 Dollars (USD $5,000,000.00) within thirty (30) days after the occurrence of (x) or (y) above. In the event that none of the conditions described in Sections 2.4.1 and 2.4.2 have occurred within three (3) years from the Closing Date, the Buyer shall have no obligation to pay any amounts to the Seller under Sections 2.4.1 or 2.4.2.

2.4.3

Buyer agrees to use commercially reasonable efforts to obtain electric service beyond the 99 megawatts contemplated in the preceding paragraphs. Buyer agrees that for each additional megawatt of service above 99 megawatts to the Property (x) for which Duke Energy provides an ESA on commercially reasonable terms without unreasonable infrastructure costs requiring contribution from Buyer and pricing consistent with comparable filed rates that similarly situated data center electric customers would accept; or (y) which the Property is actually receiving, in each case on or before four (4) years after the Closing Date, Buyer shall pay to Seller Two Hundred Thousand and No/100 Dollars (USD $200,000.00) per megawatt over 99 megawatts, up to a maximum payment pursuant to this paragraph of Five Million and No/100 Dollars (USD $5,000,000) (the “Bonus Cap”). Such amount(s) shall be payable within thirty (30) days after the occurrence of (x) or (y) above (it being understood that Buyer may have to make multiple payments over the course of the four (4) year duration of this Section 2.4.3 if there are multiple occurrences of the events described in (x) and (y) above). Buyer shall have no obligation to pay any amounts to Seller: (i) for capacity over 99 megawatts that is not achieved as provided in this Section 2.4.3 within four (4) years of the Closing Date; or (ii) in excess of the Bonus Cap. The obligations of Buyer to Seller under this Section 2.4.3 are independent of the obligations under Sections 2.4.1 and 2.4.2.

2.4.4	The obligations set forth in this Section 2.4 shall survive the Closing.

3. Closing Date. Section 5.1 of the Agreement is amended and restated in its entirety to read as follows: “The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on May 20, 2025 (the “Closing Date”).”

4. Assignment Does Not Release Buyer. The last sentence of Section 9.3 of the Agreement is amended and restated in its entirety to read as follows: “Notwithstanding the foregoing, Buyer shall not be released of its obligations hereunder as a result of any assignment”.

5. Waiver of Energy Study Contingency. The Buyer hereby waives the Energy Study Contingency. Accordingly, Section 12.2 and the second paragraph of Section 13 of the Agreement are deleted in their entirety.

6. Occupancy Termination Date. Section 14 of the Agreement is amended to change the Occupancy Termination Date to [*****]. The Parties further agree that the Occupancy Agreement shall be substantially in the form attached hereto as Exhibit A.

7. Successors and Assigns. This Amendment will bind and inure to the benefit of each Party and their respective permitted successors, assigns, and delegates.

8. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument. Delivery of a facsimile or electronic copy of this Amendment executed by a Party hereto shall be deemed to constitute delivery of an original hereof executed by such Party. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

9. Affirmation of Agreement. Except as modified by this Amendment, all of the other terms, conditions and requirements of the Agreement are ratified and affirmed by each of Buyer and Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Buyer have caused this Amendment to be executed as of the Amendment Effective Date.

SELLER:	UNIFI MANUFACTURING, INC.

	By:	/s/ Edmund M. Ingle
	Name:	Edmund M. Ingle
	Title:	Chief Executive Officer

BUYER:	ENOVUM NC-1 BIDCO, LLC

By: Enovum NC-1 Midco, LLC, its sole member

By: Enovum NC-1 Topco, Inc., its sole member

	By:	/s/ Billy Krassakopoulos
Billy Krassakopoulos, President

The undersigned Original Buyer consents to the terms of this Amendment and agrees that it is bound by all of the obligations of Buyer under the Agreement as amended by this Amendment.

ORIGINAL BUYER:	ENOVUM DATA CENTERS CORP.

	By:	/s/ Billy Krassakopoulos
Billy Krassakopoulos, Chief Executive Officer

EXHIBIT A

[*****]